                                    Exhibit 14.1

Code of Business Conduct And Ethics
Amyris, Inc. (collectively with its subsidiaries, the “Company”) is committed to promoting high standards of honest and ethical business conduct and compliance with applicable laws, rules and regulations. As part of this commitment, the Company has adopted this Code of Business Conduct and Ethics (this “Code of Ethics”). We have adopted this Code of Ethics to set expectations and provide guidance applicable to every employee, officer and director of the Company. It is your responsibility to read and understand this Code of Ethics, and to use it as a guide to the performance of your responsibilities for the Company. This Code of Ethics cannot address every ethical issue or circumstance that may arise, so, in complying with the letter and spirit of this Code of Ethics, it is your responsibility to apply common sense, together with high personal standards of ethics, honesty and accountability, in making business decisions where this Code of Ethics and other subject matter specific policies of the Company have no specific guideline. You should consider not only your own conduct, but also that of your family members.1
In addition, we expect you to comply with all other Company policies and procedures that may apply to you, many of which supplement this Code of Ethics by providing more detailed guidance. These additional policies and procedures include our policies on equal opportunity, harassment, drugfree workplace, computer usage and information technology, data protection, expense reimbursement and travel, as well as our internal financial controls and procedures. We may modify or update these more specific policies and procedures from time to time, and may adopt new company policies and procedures in the future.
Nothing in this Code of Ethics is intended to alter existing legal rights and obligations of the Company or any of its employees, officers or directors, including “at will” employment arrangements or the terms of any employmentrelated agreement we may have with you.
We expect all of our directors, executives, managers and other supervisory personnel to help foster a sense of commitment to this Code of Ethics among all our employees, and to foster a culture of fairness, honesty and accountability within the Company. We also expect the Company’s agents, consultants and contractors to conform to Code of Ethics standards when working on our behalf, and for Company personnel to notify the Compliance Officer regarding potential violations.
If you need help understanding this Code of Ethics, or how it applies to conduct in any given situation, you should contact your supervisor or the Compliance Officer. The current Compliance Officer is Nicole Kelsey, Amyris’s General Counsel and Secretary. The Compliance Officer’s contact information can be found on the Company’s intranet.
Anyone who violates the standards in this Code of Ethics will be subject to disciplinary action, which, in appropriate circumstances, may include termination of employment for cause, legal action or referral for criminal prosecution.
1.Legal Compliance
You must always obey the law while performing your duties to the Company. You also must always comply with the Company’s policies. Our success depends upon each employee, officer and director (a “Covered Person”) operating within legal guidelines and cooperating with authorities. It is essential that
1    Throughout this Code of Ethics, the term “family member” refers to a person’s spouse (or spousal equivalent), parents, stepparents, children, stepchildren, siblings, dependents, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law, and any person (other than a tenant or employee) sharing such person’s household.
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you know and understand the legal and regulatory requirements that apply to our business and to your specific area of responsibility. While you are not expected to have complete mastery of these laws, rules and regulations, you are expected to be able to recognize situations that require you to consult with others to determine the appropriate course of action. If you have a question in the area of legal compliance, you should approach your supervisor or the Compliance Officer immediately.
2.Conflicts of Interest
We expect our Covered Persons to avoid actual or apparent conflicts of interest between their personal and professional relationships. A “conflict of interest” occurs when a personal interest interferes in any way – or even appears to interfere – with the interests of the Company as a whole.
Sometimes conflicts of interest arise when a Covered Person takes some action or has some outside interest, duties, responsibilities or obligations that turn out to conflict with an interest of the Company or his or her duty to the Company. Conflicts of interest can also arise when a Covered Person or family member of the Covered Person receives certain personal benefits as a result of a Company position.
In evaluating whether an actual or contemplated activity may involve a conflict of interest, you should consider:
•whether the activity would appear improper to an outsider;
•whether the Covered Person has access to confidential Company information or influence over significant Company resources or decisions;
•the potential impact of the activity on the Company’s business relationships, including relationships with customers, partners, suppliers, partners and service providers; and
•the extent to which the activity could benefit the Covered Person or family member of the Covered Person, directly or indirectly, independent of any benefit that might be conferred on the Company from the contemplated activity.
A few examples of activities that could involve conflicts of interests include:
•Aiding our competitors. For example, this could take the form of service as an advisor or consultant to, or as an employee or a member of the board of, a competitor, passing confidential Company information to a competitor, or accepting payments or other benefits from a competitor, in each case whether by you or a family member.
•Involvement with any business that does business with us or seeks to do business with us. A Covered Person or any family member serving as an advisor or consultant to, or as an employee or a member of the board of, a customer, supplier or service provider is generally discouraged and you must seek authorization in advance if you plan to have such a relationship.
•A Covered Person or any family member owning a significant financial interest in a competitor or a business that does business with us or seeks to do business with us. In evaluating such interests for conflicts, both direct and indirect interests that a person may have should be considered, along with factors such as the following:
▪the size, relative to other investments of such Covered Person, and nature of the person’s interest;
▪the nature of the Company’s relationship with the other entity;

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▪whether the Covered Person has access to confidential Company information; and
▪whether the Covered Person has an ability to influence Company decisions that would affect the other entity.
If you have or wish to acquire a significant financial interest in a competitor, or in a customer, channel partner, supplier, technology partner or service provider with which you have direct business dealings (or approval responsibilities), you must consult with the Compliance Officer. Similarly, if you experience a change of position or seniority that results in your having direct business dealings with a customer, channel partner, supplier, technology partner or service provider in which you already have a significant financial interest, you must consult with the Compliance Officer.
•Soliciting or accepting payments, gifts, loans, favors or preferential treatment from any person or entity that does or seeks to do business with us. See Section 9 for further discussion of the issues involved in this type of conflict.
•Taking personal advantage of corporate opportunities. See Section 4 for further discussion of the issues involved in this type of conflict.
•Having authority on behalf of the Company over a coworker who is also a family member, or transacting business on behalf of the Company with a family member. The Covered Person who may be involved in such a situation should consult with his or her supervisor and the Compliance Officer to assess the situation and an appropriate resolution.
You must avoid these situations (and others like them) where your loyalty to the Company could be compromised. If you believe that you are involved in a potential conflict of interest, you are expected to discuss it with the Compliance Officer before engaging in any activity, transaction or relationship that might give rise to a conflict of interest. In addition, please refer to the Company’s Related-Party Transactions Policy (available on the Company’s intranet) for procedures and policies regarding the review and approval of transactions with entities which you and any of your family members are affiliated with, employed by, or have a similar relationship with.
Like employees, members of the Company’s Board of Directors should also seek to avoid conflicts of interest with their obligations to the Company. To that end, any director who would confront a potential conflict of interest should take such steps as are necessary to avoid the conflict of interest, including if appropriate, recusing himself or herself from Board discussions that could be perceived to create such a conflict. If a director believes a situation may exist in which he or she has a conflict of interest that would interfere with the ability to perform his or her responsibilities as a director of the Company, he or she must promptly notify the lead independent director (if any), the Chair of the Nominating and Governance Committee of the Company’s Board of Directors (the “NGC”) and the Company’s General Counsel.
Special Note Regarding Employee Loans
Loans to certain Covered Persons or their family members by the Company, or guarantees of their loan obligations, could constitute an improper personal benefit to the recipients of these loans or guarantees. Accordingly, beginning with the adoption of this Code of Ethics, Company loans and guarantees for executive officers and directors are expressly prohibited by law and Company policy.

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3.Insider Trading
Every Covered Person is prohibited from using “inside” or material nonpublic information about the Company, or about companies with which we do business, in connection with buying or selling our or such other companies’ securities, including “tipping” others who might make an investment decision on the basis of this information. “Material” references any information that a reasonable stockholder would consider useful when buying or selling securities. “Nonpublic” means that the information is confidential and has not yet been shared broadly outside of the Company.
It is illegal, and it is a violation of this Code of Ethics and other Company policies, to tip or to trade on inside information, regardless of how such information is obtained. Covered Persons who have access to inside information are not permitted to use or share inside information for stock trading purposes or for any other purpose except to conduct Company business.
Covered Persons must exercise the utmost care when in possession of material nonpublic information. The Company’s Insider Trading Policy (available on the Company’s intranet) provides guidance on the sorts of information that might be nonpublic and material for these purposes, and guidelines on when and how you may purchase or sell shares of Company stock or other Company securities.
See the Company’s Insider Trading Policy for more information.
4.Corporate Opportunities
Employees may not compete with the Company, or take personal advantage of business opportunities that the Company might want to pursue. Even opportunities that are acquired through independent sources may be questionable if they are related to the Company’s existing or proposed lines of business. Employees owe a duty to the Company to advance the Company’s legitimate business interests when opportunities arise. Accordingly, participation by employees in an outside business opportunity that is related to our existing or proposed lines of business is prohibited. Employees should consult the Compliance Officer to determine an appropriate course of action if interested in pursuing an opportunity discovered through or in connection with such employee’s Company position, or use of Company property or information. Members of the Company’s Board of Directors must ethically handle their participation in any material business opportunity in which the Company has already expressed an interest or which is closely related to the Company’s business or its anticipated future plans. If a Board member believes a situation may exist in which he or she (or a person or entity which with he or she is affiliated) may participate in such a Company corporate opportunity in a manner that could conflict with the Board member’s duty to advance the Company’s business interests, then he or she must promptly notify the lead independent director (if any), the Chair of the NGC (or, for matters related to accounting, internal accounting, controls or auditing, the Chair of the Audit Committee of the Company’s Board of Directors (the “Audit Committee”)) and the Company’s General Counsel.
5.Competition and Fair Dealing
We strive to compete vigorously and to gain advantages over our competitors through superior business performance, not through unethical or illegal business practices. No employee may through improper means acquire proprietary information from others, possess trade secret information, or induce disclosure of confidential information from past or present employees of other companies.
If you have obtained information of this variety by mistake or from an unknown source, or if you have any questions about the legality of future actions, you must consult your supervisor or the Compliance Officer, as described in Section 19.

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You are expected to deal fairly and honestly with our customers, suppliers, employees and anyone else with whom you have contact in the course of performing your duties to the Company. Making false or misleading statements about our competitors is inconsistent with our reputation for integrity and harmful to our business and is prohibited by this Code of Ethics. You may not take unfair advantage of anyone through misuse of confidential information, misrepresentation of material facts or any other unfair business practice.
Employees involved in procurement have a special responsibility to adhere to principles of fair competition in the purchase of products and services by selecting suppliers based exclusively on normal commercial considerations, such as quality, cost, availability, service and reputation, and not on the receipt of special favors.
Employees involved in sales have a special responsibility to abide by all Company policies regarding selling activities, including policies relevant to revenue recognition by the Company.
Special Note Regarding Antitrust Laws
Antitrust laws are designed to protect customers and the competitive process. These laws generally prohibit the Company from establishing:
•price fixing arrangements with competitors or resellers;
•arrangements with competitors to share pricing information or other competitive marketing information, or to allocate markets or customers;
•agreements with competitors or customers to boycott particular suppliers, customers or competitors; and
•a monopoly or attempted monopoly through anticompetitive conduct.
Some kinds of information, such as pricing, production and inventory, should never be exchanged with competitors, regardless of how innocent or casual the exchange may be, because even where no formal arrangement exists, merely exchanging information can create the appearance of an improper arrangement.
Noncompliance with the antitrust laws can have extremely negative consequences for the Company, including long and costly investigations and lawsuits, substantial fines or damages, and bad publicity. Understanding the requirements of antitrust and unfair competition laws of the jurisdictions where we do business can be difficult, and you are urged to seek assistance from your supervisor or the Compliance Officer whenever you have a question relating to these laws.
6.Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting
We strive to maintain integrity of our records and public disclosure. Our corporate and business records, including all supporting entries to our books of account, must be completed honestly, accurately and understandably. Our records are important to investors and creditors. They serve as a basis for managing our business and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. We depend on our books, records and accounts accurately and fairly reflecting our assets, liabilities, revenues, costs and expenses, as well as all transactions and changes in assets and liabilities.
To help ensure the integrity of our records and public disclosure, we require that:
•no entry be made in our books and records that is intentionally false or misleading;

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•transactions be supported by appropriate documentation;
•the terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;
•employees comply with our system of internal controls and be held accountable for their entries;
•any offbalance sheet arrangements of the Company are clearly and appropriately disclosed;
•employees work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents;
•no cash or other assets be maintained for any purpose in any unrecorded or “offthebooks” fund; and
•records be retained or destroyed according to the Company’s document retention policies or procedures then in effect.
Our disclosure controls and procedures are designed to help ensure that the Company’s reports and documents filed with or submitted to the United States Securities and Exchange Commission (the “SEC”) and other public disclosures are full, fair and accurate, that they fairly present our financial condition and results of operations, and that they are timely and understandable. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports should adhere to all disclosure controls and procedures and generally assist the Company in producing financial disclosures that contain all of the information about the Company that is required by law and would be important to enable investors to understand our business and its attendant risks. In particular:
•No employee may take or authorize any action that would cause the Company’s financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;
•All employees must cooperate fully with our finance department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that the Company’s books and records, as well as its reports filed with the SEC, are accurate and complete; and
•No employee should knowingly make (or encourage any other person to make) any false or misleading statement in any of the Company’s reports filed with the SEC or knowingly omit (or encourage any other person to omit) any information necessary to make the disclosure in any of such reports accurate in all material respects.
If you become aware that our public disclosures are not accurate and complete, or if you become aware of a transaction or development that you believe may require disclosure, you should report the matter immediately to your supervisor, or the Compliance Officer. If you believe that questionable accounting or auditing conduct or practices have occurred or are occurring, you should report this immediately to our General Counsel, or if you wish to remain anonymous, follow the procedures set forth in our Whistleblower Policy.

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7.Document Retention
Our records and information are important assets that comprise our corporate memory and contain information critical to the continuity of our business. These documents or records include not only transaction documents, but other electronic records such as e-mail, voicemail, messaging apps and computer drives. Please be especially cautious with records and information that are subject to a legal hold which may be imposed under certain circumstances such as litigation or government investigations to suspend all document-destruction procedures in order to preserve appropriate records. When there is a “legal hold” in place, you may not alter, destroy or discard documents relevant to the lawsuit or investigation. Please direct any questions you may have with respect to a “legal hold” to the General Counsel.
8.Code of Ethics for Chief Executive Officer and Senior Financial Officers
While we expect honest and ethical conduct in all aspects of our business from all of our employees, special ethical obligations apply to our Chief Executive Officer and members of our finance department. They must adhere to the following principles and foster a culture throughout the Company as a whole that helps to ensure the fair and timely reporting of our financial results and condition:
•Act with honesty and integrity, maintain high standards of ethical conduct and use due care and diligence in performing their responsibilities to the Company, without allowing their independent judgment to be subordinated to personal interest.
•Avoid situations that represent actual or apparent conflicts of interest with their responsibilities to the Company, and disclose promptly to the Compliance Officer or Audit Committee any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict.
•Provide information that is full, fair, accurate, timely and understandable for inclusion in the Company’s financial statements and other disclosure in the reports and documents that the Company files with the SEC or otherwise discloses publicly in the Company’s submissions to governmental agencies or in public statements.
•Comply and take all reasonable actions to cause others under their supervision to comply with applicable laws, rules, and regulations of government authorities.
•Respect and safeguard the confidentiality of information acquired in the course of their work, except when authorized or legally obligated to disclose such information, and not use confidential information acquired in the course of work for personal advantage.
•Share knowledge with colleagues and maintain skills that are important and relevant to the performance of their duties.
•Proactively promote ethical behavior as a responsible partner among peers in the work environment.
•Achieve responsible use of and control over all entrusted assets and resources.
•Report known violations of this Code of Ethics to the Compliance Officer or Audit Committee.

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9.Gifts and Entertainment
All employees must be careful to avoid even the appearance of impropriety in giving or receiving gifts and entertainment. In general, you cannot offer, provide or accept any gifts or entertainment in connection with your service to the Company except in a manner consistent with customary business practices, such as customary and reasonable meals and entertainment. You may never use personal funds or resources to do something that cannot be done with the Company’s resources, and you also are not allowed to lower the value of a gift by absorbing a portion of the cost yourself. Gifts and entertainment must not be excessive in value, in cash, susceptible of being construed as a bribe or kickback, or in violation of any laws. Frequent or substantial gifts can create an actual or apparent conflict of interest or illicit payment; when in doubt, ask your manager of the Compliance Officer.
This principle applies to our transactions everywhere in the world, even if it conflicts with local custom. Under some statutes, such as the United States Foreign Corrupt Practices Act, giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. Discuss with your supervisor or the Compliance Officer any proposed entertainment or gifts if you are uncertain about their appropriateness. For more information, please see the Company’s Anti-Corruption Policy (available on the Company’s intranet).
10.Political Contributions and Gifts
The Company does not make contributions or payments that could be considered a contribution to a political party or candidate, or to intermediary organizations such as political action committees. However, you are free to exercise your right to make personal political contributions within legal limits. You should not make these contributions in a way that might appear to be an endorsement or contribution by the Company. The Company will not reimburse you for any political contribution.
11.International Business Laws
You are expected to comply with all applicable laws wherever you travel on Company business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. We also expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by U.S. citizens and corporations outside the United States.
These U.S. laws, rules and regulations, which extend to all our activities outside the United States, include:
•The Foreign Corrupt Practices Act, which prohibits directly or indirectly giving anything of value to a government official to obtain or retain business or favorable treatment, and requires the maintenance of accurate books of account, with all company transactions being properly recorded;
•U.S. embargoes, which restrict or, in some cases, prohibit U.S. persons, corporations and, in some cases, foreign subsidiaries from doing business with certain countries, groups or individuals;
•Export controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, identified persons or entities from the United States, or the reexport of U.S.origin goods from the country of original destination to such designated countries or identified persons or entities; and

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•Antiboycott compliance, which prohibits U.S. companies from taking any action that has the effect of furthering any unsanctioned boycott of a country friendly to the United States.
For more information, please see the Company’s Anti-Corruption Policy (available on the Company’s intranet) and any other related subject matter specific policies that may be adopted from time to time. If you have a question as to whether an activity is restricted or prohibited, please contact the Compliance Officer before taking any action.
12.Money Laundering and Third-Party Payments
We are committed to complying fully with all anti money-laundering and antiterrorism laws throughout the world. Money laundering occurs when individuals or organizations attempt to conceal illicit funds or make such funds look legitimate. Employees requesting payments to vendors or potential vendors, as well as employees who monitor payments we receive, must flag suspicious activity to the CFO or the Compliance Officer. The following examples may be indications of potential money-laundering:
•Attempts to make large cash payments;
•Payments by or to someone who is not a party to the relevant contract;
•Requests to pay more than provided for in the relevant contract;
•Payments made in currencies other than those specified in the relevant contract; or
•Payments from an unusual, apparently non-business account.
13.Confidentiality
We depend upon our confidential information, and rely on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect it. Confidential information includes business, marketing, product and service plans, business and pricing strategies, financial information, forecasts, product architecture, source codes, engineering ideas, designs, databases, personnel information, and customer and supplier lists and data, all of which is more fully described in the proprietary information and inventions agreement that each employee signed in connection with their employment by the Company, and similar types of information provided to us by our customers, suppliers and business partners. We cannot protect our confidential information without your help. Anyone who has had access to confidential Company information must keep it confidential at all times, both while working for the Company and after employment ends.
You must not share confidential Company information, or any confidential information of a customer, supplier, service provider or business partner with anyone who has not been authorized to receive it, except when disclosure is authorized or legally mandated. Unauthorized use or distribution of this information is extremely serious; it would violate your proprietary information and inventions agreement and it could be illegal and result in civil liability or criminal penalties. It would also violate our trust in you, and our customers’ trust in us.
You must take precautions to prevent unauthorized disclosure of confidential information. Accordingly, you should also take steps to ensure that businessrelated paperwork and documents are produced, copied, mailed, faxed, filed, stored and discarded by means designed to minimize the risk that unauthorized persons might obtain access to confidential information. You should not discuss sensitive

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matters or confidential information in public places, and you should avoid discussing confidential information on cellular phones to the extent practicable. You may not discuss our business in any Internet “chat room” or on any social media platform, regardless of whether you use your own name or a pseudonym, or otherwise post confidential Company information on the Internet. All Company emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of the Company, except where required for legitimate business purposes or by law. When accessing Company emails and voicemails from personal computers and mobile devices, you should take steps to ensure that third parties are unable to access or hear information regarding the Company.
You are required to observe the provisions of any other specific policy regarding privacy and confidential information that the Company may adopt from time to time.
14.Privacy Laws
Protecting the privacy and security of personal information is a growing global concern. Many countries are enacting or strengthening privacy laws that govern the use of personal information and are holding violators accountable. We are accountable for protecting personal information and for processing it only within the boundaries of applicable law. You must help protect the privacy of personal information by following these principles:
•Comply with applicable laws and regulations of the jurisdictions in which personal information is collected, used or stored;
•Collect and use the minimum amount of personal information necessary to achieve legitimate business purposes and keep the information only as long as necessary to achieve those purposes;
•Share personal information only with individuals who have a legitimate need for it and will protect it properly; and
•Follow our guidelines for handling and destroying personal information.
15.Protection and Proper Use of Company Assets
All employees, officers and directors are expected to protect the Company’s assets and ensure their efficient use for legitimate business purposes. Theft, carelessness and waste have a direct impact on our profitability. Company property, such as computer equipment, buildings, furniture and furnishings, office supplies and products and inventories, should be used only for activities related to your employment, although incidental personal use is permitted. Please bear in mind that we retain the right to access, review, monitor and disclose any information transmitted, received or stored using our electronic equipment, with or without an employee’s or third party’s knowledge, consent or approval. Any misuse or suspected misuse of our assets must be immediately reported to your supervisor or the Compliance Officer.
16.Protecting Information and Intellectual Property (IP)
The innovations you create every day are vital to our success. We expect you to understand the value of these innovations and to take appropriate steps to protect them. This means disclosing to the Company all inventions and other IP created or improved as part of your work for us, assisting with the preparation and

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prosecution of patent applications, protecting confidential information and avoiding the improper use of third-party confidential information or IP.
17.Media Contacts and Public Communications; Requests by Regulatory Authorities
It is our policy to disclose material information concerning the Company to the public only in accordance with our Corporate Communications Policy, in order to avoid inappropriate publicity and to ensure that all such information is communicated in a way that is reasonably designed to provide broad, non-exclusionary distribution of information to the public. Only those individuals designated as official spokespersons in the Corporate Communications Policy may address questions regarding financial matters. Please see the Company’s Corporate Communications Policy for more information.
All government requests for our information, documents or interviews should be referred immediately to our General Counsel. This requirement does not preclude you from providing information to a government or law enforcement agency if you reasonably believe that the information discloses a legal violation by us or our agents.
18.Amendment and Waiver
Our Board of Directors reserves the right in its sole discretion to modify or delete any part of this Code without prior notice, although we will attempt to provide employees with reasonable notice of any material change and disclose any amendment or waiver as required by applicable laws, rules and regulations. Any amendment or waiver of this Code of Ethics that applies to any of the Company’s directors or executive officers must be in writing and must be authorized by the NGC. Any amendment or waiver of this Code of Ethics that applies solely to Covered Persons other than the Company’s directors or executive officers shall be approved in writing by the Compliance Officer and the Company’s Chief Executive Officer.
19.Compliance Standards and Procedures
Compliance Resources
The Company has an obligation to promote ethical behavior. Every employee is encouraged to talk to his or her supervisor, managers or other appropriate personnel or the Compliance Officer when in doubt about the application of any provision of this Code of Ethics.
In addition to fielding questions with respect to interpretation or potential violations of this Code of Ethics, the Compliance Officer is responsible for:
•investigating possible violations of this Code of Ethics;
•implementing training programs for new employees on this Code of Ethics and related policies;
•implementing training programs to refresh employees’ familiarity with this Code of Ethics and related policies;
•proposing updates to this Code of Ethics as needed, subject to approval of the NGC, to reflect changes in the law, Company operations and recognized best practices, and to reflect Company experience with this Code of Ethics; and
•otherwise promoting an atmosphere of responsible and ethical conduct.

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The current Compliance Officer is Nicole Kelsey, Amyris’s General Counsel and Secretary. The Compliance Officer’s contact information can be found on the Company’s intranet. Your most immediate resource for any matter related to this Code of Ethics is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Compliance Officer. If you are uncomfortable speaking with the Compliance Officer because he or she works in your department or is one of your supervisors, please contact the Chair of the Audit Committee (for matters related to accounting, internal accounting, controls or auditing) or the Chair of the NGC (for all other matters), or follow the procedures outlined in the Company’s Whistleblower and Complaint Policy (available on the Company’s intranet), which includes procedures for anonymous submission of reports or complaints, if desired.
Clarifying Questions and Concerns; Reporting Possible Violations
If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor or the Compliance Officer; even the appearance of impropriety can be very damaging to the Company and should be avoided. If you are aware of a suspected or actual violation of Code of Ethics standards by others, you have a responsibility to report it. You should raise questions or report potential violations of this Code of Ethics without any fear of retaliation in any form – it is our policy not to retaliate in such circumstances and we will take prompt disciplinary action, up to and including termination of employment for cause, against any employee who retaliates against you.
Supervisors must promptly report any complaints or observations of Code of Ethics violations to the Compliance Officer. The Compliance Officer will investigate all reported possible Code of Ethics violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. As needed, the Compliance Officer will consult with the Legal Department, the Human Resources Department, the NGC and/or Audit Committee.
If the investigation indicates that a violation of this Code of Ethics has probably occurred, we will take such action as we believe to be appropriate under the circumstances.
Reporting of Possible Violations
Employees who wish to submit a concern or complaint regarding a possible violation of this Code of Ethics should follow the procedures outlined in the Company’s Whistleblower and Complaint Policy (available on the Company’s intranet), which includes procedures for anonymous submission of reports or complaints, if desired.
Cooperating with Investigations
We will conduct investigations of all alleged or actual violations of our policies and related procedures and the laws. All employees are required to cooperate with any Company investigation.
You must take your participation in any investigation seriously. The following actions will result in disciplinary action up to and including possible termination of employment:
•Destroying evidence related to a violation of this Code, other Company policies or the law;
•Failing to provide evidence when requested;
•Providing false or misleading information in an investigation;
•Not fully cooperating with an investigation; and

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•Not following instructions related to an investigation (for example, discussing the investigation with other employees if you’re instructed not to do so).
20.Equal Opportunity
In keeping with our commitment to the communities in which we do business, the Company is an equal employment opportunity employer. This means that employment and compensation decisions are to be based on merit and business needs, and not based upon race, color, religious creed, national origin, ancestry, or citizenship status, gender, sexual orientation, age, marital status, veteran status, physical or mental disability, genetics, pregnancy or child-birth (including breast-feeding), or medical condition, or any other condition prohibited by law.
21.No Rights Created
This Code of Ethics is a statement of fundamental principles, policies and procedures that govern the Company’s employees in the conduct of Company business. It is not intended to and does not create any legal rights for any customer, supplier, competitor, stockholder or any other nonemployee or entity.
22.Administration of Code of Business Conduct and Ethics
The NGC is responsible for reviewing this Code of Ethics as set forth in the NGC’s charter. It may request reports from Company executives about the implementation of this Code of Ethics and take any other steps in connection with that implementation as it deems necessary. Your failure to read and/or acknowledge this Code doesn’t exempt you from responsibility to comply with the Code, as well as with the Company’s policies and related procedures, and applicable laws and regulations.

As of November 17, 2020